Common Stock: Nasdaq: STRR Series A 10% Preferred Stock: Nasdaq: STRRP Acquisition Criteria (Targeting businesses that could be more valuable inside of our HoldCo structure) ✓ Businesses with $10-$50M in revenue and >$2M in EBITDA ✓ Businesses with growth potential and strong local operating management teams ✓ Existing assets, earnings, and cash flows (no start-ups or venture capital-type situations) ✓ Preferred industries include: • Construction / Building Solutions / Housing / Building Materials ✓ Open to publicly traded or privately held businesses • Small public companies that would be more valuable inside our holding company structure o Market caps of $5-$75M ✓ Free-up management teams to maximize operations and pursue growth opportunities ✓ Improve operating and financial performance ✓ Improve access to capital at a lower cost ✓ Support bolt-on acquisition diligence and execution ✓ Achieve cost synergies through reducing SG&A and/or public company costs • Share certain corporate functions to reduce corporate overhead Benefits of our HoldCo Structure Shawn Miles, Senior Vice President shawn.miles@starequity.com (203) 489-9506 Jack Smith, Analyst jack.smith@starequity.com (203) 489-9507 CONTACT US: Employing an Acquisition Strategy Similar to Private Equity Firms with Key Distinctions: Acquisitions via a holding company platform Seeking to: 1) Expand existing business division through bolt-on acquisitions or acquisitions of related businesses 2) Establish new business divisions ... a publicly traded diversified holding company Open-ended investment time horizon allows for flexible holding periods Long-term partnership approach rather than short-term, transactional mentality Flexible deal structuring given ability to use mix of cash, debt, common, preferred • Energy / Materials • Industrials / Manufacturing • Transportation / Logistics • Staffing / Business Services

Common Stock: Nasdaq: STRR Series A 10% Preferred Stock: Nasdaq: STRRP Building Solutions Division Investments Division Real Estate Owns, manages, and finances real estate assets of operating companies Glulam Manufacturing Wall Panel Manufacturing & Building Materials Distribution Modular Manufacturing Makes strategic investments in undervalued public companies, and potential acquisition targets or JV partners Seeking to Expand Beyond the Current Corporate Structure Common Stock: Nasdaq: STRR Series A 10% Preferred Stock: Nasdaq: STRRP ... a publicly traded diversified holding company Operating Businesses Real Estate / Factories Showrooms Company HQ Public Investments Holds private company debt and equity interests Private Investments Colfax, WI Minneapolis-St. Paul Maine / New England ✓ Establish and grow 3-5+ operating divisions to each generate >$10M in EBITDA ✓ Diversify revenue streams within existing divisions organically and via acquisitions ✓ Expand into new operating divisions via acquisitions Star Equity Holdings: Long-Term Goals ✓ Further strengthen established East Coast and Midwest footprints ✓ Diversify revenue streams within existing divisions organically and via acquisitions Building Solutions Division: Long-Term Goals Wholly-Owned Operating Subsidiaries Public Investments Old Greenwich, CT Solutions, Inc. Solutions, Inc.